FORM OF

Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of [_______], between

Fidelity Management & Research Company

and

FMR Investment Management (UK) Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date	Annual Sub-Advisory Fee Rate (bp) 0.5 x (individual fund fee rate + group fee rate)
Fidelity Income Fund	Fidelity Flex Core Bond Fund	Fixed-Income	[_______]	0.5 x (20 bp + group fee rate)
Fidelity Salem Street Trust	Fidelity Flex Short-Term Bond Fund	Fixed-Income	[_______]	0.5 x (20 bp + group fee rate)

Agreed and Accepted as of [_______]

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